As filed with the Securities and Exchange Commission on November 17, 1995
                                                     Registration No. 33-_______
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      ------------------------------------

                                    Form S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                      ------------------------------------

                          Crestar Financial Corporation
             (Exact name of registrant as specified in its charter)

               Virginia                                      54-0722175
  (State or other jurisdiction of                         (I.R.S. Employer
            incorporation)                               Identification No.)

                              919 East Main Street
                                 P. O. Box 26665
                          Richmond, Virginia 23261-6665
                                 (804) 782-5000
                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                               John C. Clark, III
         Corporate Senior Vice President, General Counsel and Secretary
                          Crestar Financial Corporation
                              919 East Main Street
                                 P. O. Box 26665
                          Richmond, Virginia 23261-6665
                                 (804) 782-7445
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                      ------------------------------------

                                   Copies to:
                              Lathan M. Ewers, Jr.
                                Hunton & Williams
                              951 East Byrd Street
                            Richmond, Virginia 23219
                                 (804) 788-8269

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ( )

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ( X )

                                  -------------

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

                                  -------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( )

                                                   CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                       Proposed maximum     Proposed maximum
              Title of each class                     Amount to be    offering price per   aggregate offering      Amount of
       of securities to be registered(1)            registered(2)(3)      unit(3)(4)           price(4)(5)      registration fee
------------------------------------------------------------------------------------------------------------------------------------

Debt Securities, Preferred Stock, Depositary
Shares,(6) Common Stock and Preferred Share
Purchase Rights(7).............................            ---                ---            $300,000,000(8)        $60,000
------------------------------------------------------------------------------------------------------------------------------------
Capital Securities(9)..........................            ---                ---                  ---                ---
====================================================================================================================================

(1) This Registration Statement also covers such indeterminate amount of securities as may be issued in exchange for, or upon conversion of, as the case may be, the securities registered hereunder. In addition, any other securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2) If any Debt Securities are issued at an original issue discount, then such greater principal amount as shall result in an aggregate initial offering price of $300,000,000. In no event will the aggregate initial offering price of Debt Securities, Preferred Stock, Depositary Shares, Preferred Share Purchase Rights and Common Stock issued under this Registration Statement and not previously registered under the Securities Act of 1933, as amended (the "Securities Act"), exceed $300,000,000.
(3) Not specified as to each class of securities to be registered pursuant to General Instruction II.D of Form S-3 under the Securities Act.
(4) The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with, and at the time of, the issuance by the Registrant of the securities registered hereunder.
(5) Estimated solely for the purposes of computing the registration fee pursuant to Rule 457(o) of the Rules and Regulations of the Securities and Exchange Commission (the "Commission") under the Securities Act.
(6) Such indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. In the event the Registrant elects to offer to the public fractional interests in shares of the Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons purchasing such fractional interests and such shares will be issued to the Depositary Bank under the Deposit Agreement.
(7) The Rights to purchase Participating Cumulative Preferred Stock, Series C, will be attached to and trade with shares of the Common Stock.
(8) No separate consideration will be received for any securities registered hereunder that are issued in exchange for, or upon conversion of, other securities registered hereunder.
(9) The maximum amount of Capital Securities to be registered with respect to a series of Debt Securities is equal to the aggregate principal amount of the Debt Securities of such series divided by the Market Value (as defined in the applicable Indenture) of the Capital Securities on the date of issuance. No additional consideration will be paid for the Capital Securities registered hereunder.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------

PROSPECTUS

                                  $300,000,000

                          Crestar Financial Corporation

                                 Debt Securities
                                 Preferred Stock
                                  Common Stock

                             ----------------------


         Crestar Financial Corporation ("Crestar" or the "Company") intends to issue from time to time in one or more series up to $300,000,000 of its (i) unsecured subordinated debt securities (the "Debt Securities"), (ii) shares of preferred stock (the "Preferred Stock"), which may be issued in the form of depositary shares evidenced by depositary receipts (the "Depositary Shares"), or
(iii) shares of common stock (the "Common Stock"), on terms to be determined at the time of sale (the Debt Securities, Preferred Stock, Depositary Shares and Common Stock, collectively, the "Securities"). The Securities offered hereby (collectively, the "Offered Securities") may be offered separately or as units with other Offered Securities, in separate series in amounts, at prices and on terms to be determined at the time of sale and to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

         The Debt Securities will be subordinate to all existing and future Senior Indebtedness, as defined in the Indenture (as defined herein). The holders of Debt Securities of any series may be obligated at maturity to exchange such Debt Securities for Capital Securities of the Company. Unless otherwise indicated in the applicable Prospectus Supplement, the maturity of the Debt Securities will be subject to acceleration only in the event of certain events of bankruptcy or reorganization of the Company. See "Description of Debt Securities."

         The specific terms of the Offered Securities in respect of which this Prospectus is being delivered, such as, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, currency, denomination, maturity, priority, interest rate (which may be variable or fixed), time of payment of interest, terms for optional redemption or repayment or for sinking fund payments, terms for conversion into or exchange for Capital Securities or other Offered Securities, and the initial public offering price;
(ii) in the case of Preferred Stock, the specific title and stated value, number of shares or fractional interests therein, and the dividend, liquidation, redemption, conversion, voting and other rights, the initial public offering price, and whether interests in the Preferred Stock will be represented by Depositary Shares; (iii) in the case of Common Stock, the initial offering price; and (iv) in the case of all Offered Securities, whether such Offered Security will be offered separately or as a unit with other Offered Securities, will be set forth in a Prospectus Supplement. The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by the Prospectus Supplement.

         The Offered Securities may be sold for public offering to underwriters or dealers, which may be a group of underwriters represented by one or more managing underwriters, or through such firms or other firms acting alone or through dealers. The Offered Securities may also be sold through agents to investors. See "Plan of Distribution." The names of any agents, dealers or managing underwriters, and of any underwriters, involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered and the applicable agent's commission, dealer's purchase price or underwriter's discount will be set forth in the Prospectus Supplement. The net proceeds to the Company from such sale will also be set forth in the Prospectus Supplement. Any underwriters, dealers or agents participating in the offering of Offered Securities may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

                             ----------------------

         This Prospectus may not be used to consummate the sale of the Securities unless accompanied by a Prospectus Supplement.

                             ----------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                    THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                 The date of this Prospectus is       , 1995.

         No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter, agent or dealer. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Securities to which this Prospectus relates. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement, including the exhibits thereto, which may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following  documents filed by the Company with the Commission under
Section 13 of the  Exchange  Act are hereby  incorporated  by  reference in this
Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, including Crestar's Form 10-K/A Amendment No. 1 to Form 10-K for the year ended December 31, 1994, and Crestar's Form 10-K/A Amendment No. 2 to Form 10-K for the year ended December 31, 1994 annual reports for the Crestar Employees' Thrift and Profit Sharing Plan and the Crestar Merger Plan for Transferred Employees, respectively; (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; (iii) the section entitles "Pro Forma Condensed Financial Information" contained in the Company's Registration Statement on Form S-4 No. 33-60637 and the Proxy Statement/Prospectus dated September 14, 1995 included therein; (iv) the description of Crestar Common Stock in Crestar's registration statement filed under the Exchange Act with respect to Crestar Common Stock on July 1, 1993; and (v) the description of the Rights in Crestar's registration statement on Form 8-A filed under the Exchange Act with respect to the Rights on June 26, 1989.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the Prospectus Supplement.

         The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written or telephone requests should be directed to Crestar Financial Corporation, 919 East Main Street, P.O. Box 26665, Richmond, Virginia 23261-6665, Attention: Eugene S. Putnam, Jr., Senior Vice President, (804) 782-5619.

                               BUSINESS OF CRESTAR

         Crestar is the holding company for Crestar Bank, Crestar Bank N.A. of Washington, D.C. and Crestar Bank MD of Maryland (collectively, the "Bank Subsidiaries"). At September 30, 1995, Crestar had approximately $14.762 billion in total assets, $10.871 billion in total deposits and $1.258 billion in total stockholders' equity.

         In 1963, six Virginia banks combined to form United Virginia Bankshares Incorporated ("UVB"), a bank holding company formed under the Bank Holding Company Act of 1956 (the "BHCA"). UVB (parent company of United Virginia Bank) extended its operations into the District of Columbia by acquiring NS&T Bank, N.A. on December 27, 1985 and into Maryland by acquiring Bank of Bethesda on April 1, 1986. On September 1, 1987, UVB became Crestar Financial Corporation and its bank subsidiaries adopted their present names.

         Crestar serves customers through a network of 332 banking offices and 296 automated teller machines (as of September 30, 1995). The Bank Subsidiaries offer a broad range of banking services, including various types of deposit accounts and instruments, commercial and consumer loans, trust and investment management services, bank credit cards and international banking services. Crestar's subsidiary, Crestar Insurance Agency, Inc., offers a variety of personal and business insurance products. Securities brokerage and investment banking services, including mutual funds and annuities, are offered by Crestar's subsidiary, Crestar Securities Corporation. Mortgage loan origination, servicing and wholesale lending are offered by Crestar Mortgage Corporation, and investment advisory services are offered by Capitoline Investment Services
Incorporated, both of which are subsidiaries of Crestar Bank. These various Crestar subsidiaries provide banking and non-banking services throughout Virginia, Maryland and Washington, D.C., as well as certain non-banking services to customers in other states.

         On May 16, 1995, Crestar entered into an Agreement and Plan of Merger providing for the acquisition of Loyola Capital Corporation, the holding company for Loyola F.S.B., a federally chartered stock savings bank headquartered in Baltimore, Maryland. This acquisition is expected to close by year-end 1995.

         The executive offices of Crestar are located in Richmond, Virginia at Crestar Center, 919 East Main Street. Crestar's Operations Center is located in Richmond. Regional headquarters are located in Norfolk and Roanoke, Virginia and in Washington, D.C.

                                 USE OF PROCEEDS

         The net proceeds from the sale of the Securities will be used for general corporate purposes, including Crestar's working capital needs, the funding of investments in, or extensions of credit to, Crestar's banking and nonbanking subsidiaries, possible acquisitions of other financial institutions or their assets, possible acquisitions of failed financial institutions offered for sale by regulatory authorities, possible acquisitions of, or investments in, other businesses of a type eligible for bank holding companies and possible reduction of outstanding indebtedness or repurchase of outstanding equity securities of Crestar. Pending such use, Crestar may temporarily invest the net proceeds in investment grade securities. Based upon its historical and anticipated future growth, including future acquisitions, and the financial needs of its subsidiaries, Crestar may engage in additional financings of a character and in amounts to be determined as the need arises.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

         The following are the consolidated ratios of earnings to fixed charges and the ratios of earnings to combined fixed charges and preferred stock dividend requirements for each of the periods indicated:

                                                Nine Months
                                                   Ended                             Year Ended
                                                September 30,                        December 31,
                                               ---------------       ---------------------------------------------
                                                1995     1994        1994     1993       1992      1991       1990
Earnings to fixed charges:
  Excluding interest on deposits.............    3.6      4.7         4.4      4.0        2.6       1.3        1.4
  Including interest on deposits.............    1.7      1.7         1.7      1.7        1.3       1.1        1.1
Earnings to combined fixed charges
  and preferred stock dividend
  requirements:
    Excluding interest on deposits...........    3.6      4.7         4.4      3.9        2.5       1.3        1.3
    Including interest on deposits...........    1.7      1.7         1.7      1.6        1.2       1.1        1.1

         For purposes of computing the preceding ratios, earnings represent pre-tax income from continuing operations plus fixed charges. Fixed charges represent interest expense (exclusive of interest on deposits in one case and inclusive of such interest in the other), capitalized interest, amortization of debt issuance costs, and one-third (the amount deemed to represent an appropriate interest factor) of rent expense (net of income from subleases) under lease commitments. Preferred stock dividend requirements represent pre-tax earnings that would be required to cover preferred stock dividends on outstanding preferred stock.

                      SUPERVISION AND REGULATION OF CRESTAR

         Bank holding companies and banks operate in a highly regulated environment and are regularly examined by federal and state regulators. The following description briefly discusses certain provisions of federal and state laws and certain regulations and the potential impact of such provisions on Crestar and its Bank Subsidiaries. To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory or regulatory provisions.

Bank Holding Companies

         As a bank holding company registered under the BHCA, Crestar is subject to regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The Federal Reserve Board has jurisdiction under the BHCA to approve any bank or nonbank acquisition, merger or consolidation proposed by a bank holding company. The BHCA generally limits the activities of a bank holding company and its subsidiaries to that of banking, managing or controlling banks, or any other activity which is so closely related to banking or to managing or controlling banks as to be a proper incident thereto.

         The BHCA currently prohibits the Federal Reserve Board from approving an application from a bank holding company to acquire shares of a bank located outside the state in which the operations of the holding company's banking subsidiaries are principally conducted, unless such an acquisition is specifically authorized by statute of the state in which the bank whose shares are to be acquired is located. Under recently enacted federal legislation, the restriction on interstate acquisitions will be abolished effective September 29, 1995 and thereafter. Bank holding companies from any state will then be able to acquire banks and bank holding companies located in any other state. Effective June 1, 1997, the law will allow interstate bank mergers, subject to earlier "opt-in" or "opt-out" action by individual states. The law also allows interstate branch acquisitions and de novo branching if permitted by the host state. Virginia and Maryland have recently adopted early "opt-in" legislation that will allow interstate bank mergers, effective July 1, 1995 and September 29, 1995, respectively. These laws also permit interstate branch acquisitions and de novo branching in Virginia and Maryland by out-of-state banks if reciprocal treatment is accorded Virginia and Maryland banks (as the case may be) in the state of the acquiror.

         There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the Federal Deposit Insurance Corporation (the "FDIC") insurance fund in the event the depository institution becomes in danger of default or in default. For example, under a policy of the Federal Reserve Board with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so otherwise. In addition, the "cross-guarantee" provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by either the Savings Association Insurance Fund ("SAIF") or the Bank Insurance Fund ("BIF") as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the SAIF or the BIF or both. The FDIC's claim for reimbursement is superior to claims of stockholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution.

         The Federal Deposit Insurance Act ("FDIA") also provides that amounts received from the liquidation or other resolution of any insured depository institution by any receiver must be distributed (after payment of secured claims) to pay the deposit liabilities of the institution prior to payment of any other general or unsecured senior liability, subordinated liability, general creditor or stockholder. This provision would give depositors a preference over general and subordinated creditors and stockholders in the event a receiver is appointed to distribute the assets of any of the Bank Subsidiaries.

         Crestar also is registered under the bank holding company laws of Virginia. Accordingly, Crestar and its Bank Subsidiaries are subject to further regulation and supervision by the State Corporation Commission of Virginia.

Capital Requirements

         The Federal Reserve Board, the Office of the Comptroller of the Currency (the "OCC") and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to United States banking organizations. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels because of its financial condition or actual or anticipated growth. Under the risk-based capital requirements of these federal bank regulatory agencies, Crestar and its Bank Subsidiaries are required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8%. At least half of the total capital is required to be "Tier 1 capital", which consists principally of common and certain qualifying preferred stockholders' equity, less certain intangibles and other adjustments. The remainder "Tier 2 capital" consists of a limited amount of subordinated and other qualifying debt (including certain hybrid capital instruments) and a limited amount of the general loan loss allowance. The Tier 1 and total capital to risk-weighted asset ratios of Crestar Financial Corporation as of September 30, 1995 were 9.2% and 12.9% respectively, exceeding the minimums required. In addition, each of the federal regulatory agencies has established a minimum leverage capital ratio (Tier 1 capital to average tangible assets). These guidelines provide for a minimum ratio of 3% for banks and bank holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above the minimum. The Tier 1 capital leverage ratio of Crestar as of September 30, 1995, was 7.6% The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

         The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires each federal banking agency to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multi-family mortgages. Rules have been promulgated with respect to concentration of credit risk and the risks of non-traditional activities, and also as to the risk of loss on multi-family mortgages. A proposed rule with respect to interest rate risk is still under consideration. The proposal would require institutions to use a regulator risk model to measure interest rate risk and would require additional capital of institutions identified as having excess interest rate risk. Crestar does not expect any of these rules, either individually or in the aggregate, to have a material impact on its capital requirements.

Limits on Dividends and Other Payments

         Crestar is a legal entity separate and distinct from its subsidiary institutions. Most of the revenues of Crestar result from dividends paid to Crestar by its Bank Subsidiaries. There are various limitations applicable to the payment of dividends to Crestar as well as the payment of dividends by Crestar to its respective stockholders. Under federal law applicable to the Bank Subsidiaries, prior approval from the bank regulatory agencies is required if cash dividends declared in any given year exceed net income for that year plus retained earnings of the two preceding years. Under these supervisory practices, at September 30, 1995, the Bank Subsidiaries could have paid additional dividends to Crestar of approximately $223.0 million, without obtaining prior regulatory approval. The payment of dividends by the Bank Subsidiaries or Crestar may also be limited by other factors, such as requirements to maintain capital above regulatory guidelines. Bank regulatory agencies have authority to prohibit any Bank Subsidiary or Crestar from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the Bank Subsidiary in question, or Crestar, could be deemed to constitute such an unsafe or unsound practice. The Federal Reserve Board has stated that, as a matter of prudent banking, a bank or bank holding company should not maintain its existing rate of cash dividends on common stock unless (1) the organization's net income available to common stockholders over the past year has been sufficient to fund fully the dividends and (2) the prospective rate of earnings retention appears consistent with the organization's capital needs, asset quality, and overall financial condition.

         Under the FDIA, insured depository institutions such as the Bank Subsidiaries are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized," (as such term is used in the statute). Based on the Bank Subsidiaries' current financial condition, Crestar does not expect that this provision will have any impact on its ability to obtain dividends from its Bank Subsidiaries.

         In addition to limitations on dividends, the Bank Subsidiaries are limited in the amount of loans and other extensions of credit that may be extended to Crestar, and any such loans or extensions of credit are subject to collateral security requirements. Generally, up to 10% of the Bank Subsidiaries' regulatory capital, surplus, undivided profits, allowance for loan losses and contingency reserves may be loaned to Crestar. As of September 30, 1995, approximately $148 million of credit was available to Crestar under this limitation, although no extensions of credit were outstanding.

Banks

         The Bank Subsidiaries are supervised and regularly examined by the Federal Reserve Board, the State Corporation Commission, the Maryland Bank Commissioner and the Office of the Comptroller of the Currency, as the case may be. The Bank Subsidiaries are also subject to various requirements and restrictions under federal and state law such as limitations on the types of services that they may offer, the nature of investments that they make, and the amounts of loans that may be granted. Various consumer and compliance laws and regulations also affect the operations of the Bank Subsidiaries. In addition to the impact of regulation, the Bank Subsidiaries are affected significantly by actions of the Federal Reserve Board in attempting to control the money supply and the availability of credit.

         The Bank Subsidiaries also are subject to the requirements of the Community Reinvestment Act (the "CRA"). The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. Each financial institution's efforts in meeting community credit needs currently are evaluated as part of the examination process pursuant to twelve assessment factors. These factors also are considered in evaluating mergers, acquisitions and applications to open branches. The Bank Subsidiaries have attained either an "outstanding" or "satisfactory"rating on their most recent CRA performance evaluations.

         In April, 1995, each of the federal banking agencies, recently approved a final rule establishing a new framework for the implementation of CRA. The new rule, which will become fully effective on July 1, 1997, will emphasize an institution's performance in meeting community credit needs. Institutions will be evaluated on the basis of a three pronged lending, investment and service test, with lending being of primary importance. CRA ratings will continue to be a matter of public record, and CRA performance will continue to be evaluated in connection with mergers, acquisitions and branch applications. Although the new rule is likely to have some impact on Crestar's business practices, it is not anticipated that any changes will be material.

         As institutions with deposits insured by BIF and SAIF, the Bank Subsidiaries also are subject to insurance assessments imposed by the FDIC based on a risk-based assessment. The actual assessment paid is based on the institution's assessment risk classification, which is determined based on whether the institution is considered "well capitalized," "adequately capitalized" or "undercapitalized," as such terms have been defined in applicable federal regulations, and whether such institution is considered by its supervisory agency to be financially sound or to have supervisory concerns. The Bank Subsidiaries currently pay at a rate of 0.04% on their BIF deposits and at a rate of 0.23% on their SAIF deposits.

         There is currently pending in Congress a proposal to recapitalize SAIF by imposing a one-time assessment on SAIF deposits. The assessment is expected to be in the range of 75 basis points and would be based on SAID deposits as of March 31, 1995. Banks with SAIF deposits ("Oakar institutions"), such as the Bank Subsidiaries, would be entitled to a 20% reduction in the assessment. Under the current language of the proposal, Loyola would pay the full assessment. A 75 basis point assessment would, after the 20% Oakar reduction for the Bank Subsidiaries' SAIF deposits, negatively affect Crestar's earnings by $15 million, and Loyola's earnings by $7 million, on an after-tax basis. Conversely, future earnings of Crestar and Loyola should be augmented by a lower SAIF assessment rate. Absent a one-time SAIF assessment, the Bank Subsidiaries and Loyola F.S.B. will continue to pay a higher premium rate on SAIF-insured deposits. Loyola F.S.B. deposits acquired by Crestar as part of the proposed transaction will remain SAIF-insured subject to the SAIF-assessment rate, regardless of whether or when Loyola F.S.B. is merged into one of the Bank Subsidiaries, unless and until there is a legislated merger of BIF and SAIF.

Other Safety and Soundness Regulations

         The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized," as such terms are defined under uniform regulations defining such capital levels issued by each of the federal banking agencies.

         In addition, FDIC regulations now require that management report annually on its institution's responsibility for preparing financial statements, and establishing and maintaining an internal control structure and procedures for financial reporting and compliance with designated laws and regulations concerning safety and soundness; and that independent auditors attest to and report separately on assertions in management's reports concerning compliance with such laws and regulations, using FDIC-approved audit procedures. Such reports are available for public inspection.

         The 1991 FDICIA law, as amended by the Riegle Community Development Act of 1994, requires the Federal bank regulators to develop standards for a wide variety of internal bank operating procedures and grants regulators discretion to develop standards on asset quality, earnings and stock valuation. Recently, the federal bank regulatory agencies issued safety and soundness standards for insured depository institutions relating to internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate exposure and asset growth, as well as for compensation, fees, and benefits. Proposed standards for asset quality and earnings have been published for comment and will probably be added to the guidelines at a later time. The guidelines set forth broad, principle-based standards but leave the methods for achieving those objectives to each institution. For institutions that fail to meet the guidelines, the agencies may establish deadlines for submission and review of safety and soundness guidelines. Crestar believes that it is in compliance with the new and proposed guidelines in all material respects.

                         DESCRIPTION OF DEBT SECURITIES

         The Debt Securities are to be issued under an Indenture, dated as of September 1, 1993 (the "Indenture"), between the Company and Chemical Bank, as Trustee (the "Trustee"). A copy of the Indenture is an exhibit to the Registration Statement of which this Prospectus forms a part. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Whenever particular Sections, Articles or defined terms of the Indenture are referred to, it is intended that such Sections, Articles or defined terms shall be incorporated herein by reference. The following sets forth certain general terms and provisions of the Debt Securities offered hereby. Further terms of the Offered Securities will be set forth in the applicable Prospectus Supplement.

General

         The Debt Securities to be offered by this Prospectus are limited to $300,000,000 in aggregate principal amount of unsecured subordinated debt obligations of the Company. However, the Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series. (Section 301) $150,000,000 principal amount of 8-3/4% Subordinated Notes due November 15, 2004 are currently issued and outstanding under the Indenture, and the Company has $175,000,000 aggregate principal amount of subordinated debt securities outstanding under an Indenture, dated as of February 1, 1985 (the "Prior Indenture"), as supplemented by a First Supplemental Indenture dated as of March 1, 1986, a Second Supplemental Indenture dated as of September 1, 1986, and a Third Supplemental Indenture dated as of July 1, 1992, between the Company and the Trustee. Neither the Indenture nor the Debt Securities will limit or otherwise restrict the amount of other indebtedness which may be incurred or the other Debt Securities which may be issued by the Company or any of its Subsidiaries. The Debt Securities will not be deposits or other obligations of a bank and will not be insured by the FDIC.

         Because the Company is a holding company, its rights and the rights of its creditors, including any Holder of the Securities offered hereby, to participate in any distribution of the assets of any subsidiary of the Company upon the latter's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors (including, in the case of a Bank Subsidiary, its depositors), except to the extent that the Company may itself be a creditor with recognized claims against such subsidiary. Claims on subsidiaries of the Company by creditors other than the Company include claims with respect to long-term debt and substantial obligations with respect to deposit liabilities, federal funds purchased, securities sold under repurchase agreements and other short-term borrowings.

     Unless otherwise indicated in the applicable Prospectus Supplement, the maturity of the Debt Securities will be subject to acceleration only in the event of certain events of bankruptcy or reorganization of the Company. See "- Events of Default and Rights of Acceleration."

         The holders of Debt Securities of a specified series that are convertible into Common Stock ("Convertible Debt Securities") will be entitled at certain times specified in the Prospectus Supplement relating to such Convertible Debt Securities, subject to prior redemption, repayment or repurchase, to convert any Convertible Debt Securities of such series into Common Stock, at the conversion price set forth in such Prospectus Supplement, subject to adjustment and to such other terms as are set forth in such Prospectus Supplement.

         The holders of Debt Securities of any series may be obligated at maturity, or at any earlier time as set forth in the Prospectus Supplement relating to such series, to exchange them for Capital Securities of the Company. The terms of any such exchange and the Capital Securities issuable upon such exchange will be described in the Prospectus Supplement relating to such series of Debt Securities. (Article Thirteen) Capital Securities may consist of Common Stock, perpetual preferred stock or other capital securities of the Company acceptable to its primary federal banking regulator. Currently, the Company's primary federal banking regulator is the Federal Reserve Board. Whenever Debt Securities are exchangeable for Capital Securities, the Company will be obligated to deliver Capital Securities with a market value equal to the principal amount of such Debt Securities. In addition, the Company will unconditionally undertake, at the expense of the Company, to sell the Capital Securities in a sale (the "Secondary Offering") on behalf of any holders who elect to receive cash for the Capital Securities. The Common Stock is described below under "Description of Common Stock." A general description of the preferred stock of the Company is set forth below under "Description of Preferred Stock."

         The staff of the Commission has advised the Company that Rule 13e-4 of the Commission's rules and regulations relating to tender offers by issuers, as currently in effect and interpreted, would be applicable to the exchange of Debt Securities of any series for Capital Securities and to any Secondary Offering. If, at the time of the exchange of Debt Securities of any series for Capital Securities and the Secondary Offering, Rule 13e-4 (or any successor rule or rules) applies to such transactions, the Company will comply with such rule (or any successor rule or rules) and will afford holders of such Debt Securities all rights and will make all filings required by such rule (or successor rule or rules). If fewer than all of the Debt Securities of a series may be exchanged for Capital Securities pursuant to the terms of such Debt Securities, the particular Debt Securities to be exchanged shall be selected by the Trustee utilizing a method the Trustee deems fair and equitable, provided that such method shall comply with the requirements of applicable law, including federal securities law.

         Reference is made to the applicable Prospectus Supplement for the specific terms of the series of Debt Securities offered thereby including (1) the title of the Debt Security; (2) the aggregate principal amount and denominations; (3) the maturity or maturities; (4) the price to be received by the Company from the sale of such Debt Securities; (5) the interest rate or rates (or the method of calculation thereof) to be established for the Debt Securities, which rate or rates may vary from time to time; (6) the date or dates on which principal of the Debt Securities is payable; (7) the date or dates from which interest on the Debt Securities shall accrue and the payment and record date or dates for payments of interest or the methods by which any such dates will be determined; (8) the place or places where principal of (premium, if any) and interest, if any, on the Debt Securities is payable; (9) the terms of any sinking fund and analogous provisions with respect to the Debt Securities; (10) the respective redemption and repayment rights, if any, of the Company and of the holders of the Debt Securities and the related redemption and repayment prices and any limitations on such redemption or repayment rights;
(11)  any  provisions  relating  to the  conversion  or  exchange  of  the  Debt
Securities; (12) any addition to or change in the affirmative or negative covenants, if any, to be imposed upon the Company relating to any of the Debt Securities; (13) any trustee or fiscal or authenticating or payment agent, issuing and paying agent, transfer agent or registrar or any other person or entity to act in connection with such Debt Securities for or on behalf of the holders thereof or the Company or an affiliate; (14) whether such Debt Securities are to be issuable initially in temporary global form and whether any such Debt Securities are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such permanent global security may exchange such interests for Debt Securities of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur;
(15) the listing of the Debt Securities on any securities exchange or inclusion in any other market or quotation or trading system; and (16) any other specific terms, conditions and provisions of the Debt Securities.

         Unless otherwise provided in the Prospectus Supplement, principal of and any premium and interest on the Debt Securities shall be payable, and the transfer of the Debt Securities will be registrable, at the office of the Trustee, except that, at the option of the Company, interest may be paid by mailing a check to the address of the person entitled thereto as it appears on the register for the Debt Securities. (Sections 305 and 1002)

         Unless otherwise indicated in the Prospectus Supplement, the Debt Securities will be issued only in fully registered form without coupons and in denominations of $1,000 or any integral multiple thereof. (Section 302) No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 302 and 305)

         Debt Securities may be issued as Original Issue Discount Securities (as defined in the Indenture) to be sold at a substantial discount below their principal amount. Special federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

Global Securities

         The Debt Securities of a series may be issued in the form of one or more fully registered securities in global form (each, a "Global Security") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series and will be registered in the name of the Depositary or its nominee. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Debt Securities of the series represented by such Global Security or Securities. Unless and until any such Global Security is exchanged in whole or in part for Debt Securities in definitive certificated form, such Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor and except as described in the applicable Prospectus Supplement.
(Section 303)

         The specific terms of the depositary arrangement with respect to a series of Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

         Upon the issuance of any Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions ("participants") that have accounts with such Depositary or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution or placement of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown by bookkeeping entries on, and the transfer of that ownership interest will be effected only through book-keeping entries to, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown by book-keeping entries on, and the transfer of that ownership interest among or through such participants will be effected only through book-keeping entries to, records maintained by such participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive certificated form rather than book-entry form. Such laws may impair the ability to own, transfer or pledge beneficial interests in any Global Security.

         So long as the Depositary for a Global Security or its nominee is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below or otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive certificated form and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person directly or indirectly owns its interest, to exercise any rights of a holder under the Indenture. The Indenture provides that the Depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the Indenture. (Section 104) The Company understands that under existing industry practices, if the Company requests any action of holders or any owner of a beneficial interest in such Global Security desires to give any notice or take any action that a holder is entitled to give or take under the Indenture, the Depositary for such Global Security would authorize the participants holding the relevant beneficial interest to give such notice or take such action, and such participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

         Principal and any premium and interest payments on Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Global Security. None of the Company, the Trustee or any paying agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 308)

         The  Company  expects  that  the  Depositary  for  any  series  of Debt
Securities represented by a Global Security, upon receipt of any payment of principal, premium or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security or Securities held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

         If the Depositary for any series of Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive certificated form in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive certificated form in exchange for the Global Security representing such series of Debt Securities.
(Section 305)

         Further, an owner of a beneficial interest in a Global Security representing Debt Securities of a series may, on terms acceptable to the Company and the Depositary for such Global Security, receive Debt Securities of such series in definitive certificated form, if the Company so specifies with respect to the Debt Securities of such series. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to have Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Debt Securities in definitive certificated form. Debt Securities of such series so issued in definitive certificated form will, except as set forth in the applicable Prospectus Supplement, be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form. (Section 305)

Subordination of Debt Securities

         The obligations of the Company to make any payment on account of the principal of and premium, if any, and interest on the Debt Securities will be subordinate and junior in right of payment, to the extent set forth in the Indenture, to all Senior Indebtedness (as defined in the Indenture) of the Company. (Article 15) In the event that the Company shall default in the payment of any principal of or any premium or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities by set-off or otherwise) will be made or agreed to be made for principal of or any premium or interest on the Debt Securities, or in respect of any redemption, retirement, purchase or other acquisition of any of the Debt Securities. (Section 1501) Senior Indebtedness is defined in the Indenture generally as any debt for borrowed money other than that which is expressly made pari passu or subordinate to the Debt Securities, together with certain obligations of general creditors.

         The Indenture does not limit or prohibit the incurrence of Senior Indebtedness. As of September 30, 1995, the Company had approximately $166 million of outstanding indebtedness within the definition of Senior Indebtedness and $325 million of indebtedness subordinated to Senior Indebtedness.

         In the event of (1) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its creditors or its property; (2) any proceeding for the liquidation, dissolution or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings; (3) any assignment by the Company for the benefit of creditors; or
(4) any other marshalling of the assets of the Company, all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, is made to any holder of any of the Debt Securities on account thereof. In such event, any payment or distribution on account of the principal of or any premium or interest on the Debt Securities, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Debt Securities, to the payment of all Senior Indebtedness at the time outstanding, and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Debt Securities, shall be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the Holder or Holders of Debt Securities, together with the holders of any obligations of the Company ranking on a parity with the Debt Securities, shall be entitled to be paid from the remaining assets of the Company the amounts at the time due and owing on account of unpaid principal of (and premium, if any) and interest on the Debt Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of the Company ranking junior to the Debt Securities and such other obligations. If any payment or distribution on account of the principal of or any premium or interest on the Debt Securities of any character, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Debt Securities, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), or any security shall be received by the Trustee or any Holder of any Debt Securities in contravention of any of the terms of the Indenture and before all the Senior Indebtedness shall have been paid in full, such payment or distribution or security will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full. (Section 1501)

         By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Indebtedness may receive more, ratably, and any Holder or Holders of the Debt Securities having a claim pursuant to such Debt Securities may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of an Event of Default in respect of the Debt Securities. See "- Events of Default and Rights of Acceleration" for limitations on the right of acceleration.

No Restriction on Sale or Issuance of Stock of Crestar Bank

         The Indenture contains no covenant that the Company will not sell, transfer or otherwise dispose of any shares of, or securities convertible into, or options, warrants, or rights to subscribe for or purchase shares of, voting stock of any of its subsidiaries, including Bank Subsidiaries, nor does it prohibit any subsidiary from issuing any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of such subsidiary.

         However, the Prior Indenture prohibits the issuance, sale, assignment, transfer or other disposition of shares of, or securities convertible into, or options, warrants or rights to subscribe for, or purchase shares of, Voting Stock (as defined below) of the Bank (as defined below) if, after giving effect to any such transaction and to the issuance of the maximum number of shares of Voting Stock of the Bank issuable upon the exercise of all such convertible securities, options, warrants or rights, the Company would own, directly or indirectly, 80% or less of the shares of the Bank, except that the covenant does not prohibit such sales, assignments, transfers or dispositions (1) made in compliance with an order of a court or regulatory authority of competent jurisdiction or made as a condition imposed by such court or authority to the acquisition by the Company, directly or indirectly, of any other corporation or entity or (2) when the proceeds are within 270 days, or such longer period of time as may be necessary to obtain regulatory approval in connection therewith, to be invested pursuant to an understanding or agreement in principle reached at the time of such sale, assignment, transfer or disposition in a Controlled Subsidiary (as defined below) (including any person which upon such investment becomes a Controlled Subsidiary) engaged in a banking business or any other business then legally permissible for bank holding companies. The Prior Indenture also prohibits (1) the merger or consolidation of the Bank with or into any other corporation unless the surviving corporation is, or upon consummation of the merger or consolidation will become, a Controlled Subsidiary and (2) the lease, sale or transfer of all or substantially all of the properties and assets of the Bank to any corporation or other person, except to a Controlled Subsidiary or a person that, upon such lease, sale or transfer, will become a Controlled Subsidiary. The term "Bank" is defined in the Prior Indenture to mean Crestar Bank of Virginia and (i) any successor or successors to all or substantially all the business of Crestar Bank of Virginia as presently constituted and (ii) any surviving corporation or transferee corporation described in the foregoing covenant. The term "Controlled Subsidiary" is defined in the Prior Indenture to mean a Subsidiary more than 80% of the outstanding shares of Voting Stock of which is owned by the Company and/or other Controlled Subsidiaries. The term "Voting Stock" is defined to mean stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Consolidation, Merger and Sale of Assets

         The Company, without the consent of the Holder or Holders of any of the outstanding Debt Securities, may consolidate or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation organized under the laws of any domestic jurisdiction, provided that the successor corporation assumes the Company's obligations on the Debt Securities and under the Indenture and that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time would become an Event of Default, has occurred and is continuing, and that certain other conditions are met. (Section 801)

Events of Default and Rights of Acceleration

         Events of Default. The Indenture defines an Event of Default with respect to any series of Debt Securities as being certain events involving the bankruptcy or reorganization of the Company and such other events as may be established for the Debt Securities of a particular series. (Section 501) No Event of Default with respect to a particular series of Debt Securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder. If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the Holder or Holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holder or Holders of a majority in aggregate principal amount of outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502)

         Limited Rights of Acceleration. The Indenture does not provide for any right of acceleration of the payment of principal of the Debt Securities upon a default in the payment of principal or any premium or interest or in the performance of any covenant or agreement in the Debt Securities or Indenture. In the event of a default in the payment of principal or any premium or interest or the performance of any covenant or agreement in the Indenture, the Trustee may, subject to certain limitations and conditions, seek to enforce payment of such principal, premium, if any, or interest (including the delivery of any Capital Securities in exchange for Debt Securities), or the performance of such covenant or agreement. (Section 503)

         The Indenture provides that, subject to the duty of the Trustee in the case of an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holder or Holders shall have offered to the Trustee reasonable indemnity. (Sections 601 and 603) Subject to such provisions for the indemnification of the Trustee, the Holder or Holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 512)

         The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 1007)

Modification and Waiver

         Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holder or Holders of a majority in principal amount of the Debt Securities of all affected series; provided, however, that no such modification or amendment may, without the consent of the Holder or Holders of all of the outstanding Debt Securities affected thereby,
(i) change the stated maturity date of the principal of, or any installment of principal of (or premium, if any) or any interest on, any Debt Security; (ii) reduce the principal amount of (or premium, if any), or interest on, any Debt Security, change the method of calculation thereon or reduce the amount payable on redemption thereof; (iii) reduce the amount of principal of a Debt Security payable upon acceleration of the maturity thereof; (iv) change the place or currency of payment of principal of (or premium, if any), or interest on, any Debt Security; (v) impair the rights of any Holder of any Debt Securities to conversion rights; (vi) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; or (vii) reduce the percentage in principal amount of the Debt Security, the consent of whose Holder or Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Sections 901 and 902)

         The Holder or Holders of a majority in principal amount of the Debt Securities of all affected series may, on behalf of the Holder or Holders of such Debt Securities, waive compliance by the Company with certain restrictive provisions of the Indenture. The Holder or Holders of a majority in principal amount of the Debt Securities of all affected series also may, on behalf of the Holder or Holders of all such Debt Securities, waive any past default under the Indenture with respect to such Debt Securities, except a default in the payment of the principal (or premium, if any), or interest on, any Debt Security or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder or Holders of all of the outstanding Debt Securities affected thereby. (Section 513)

Regarding the Trustee

         Chemical Bank is the Trustee under the Indenture. Notice to Chemical Bank should be directed to its Corporate Trust Office, 55 Water Street, New York, New York 10041, Attention: Corporate Trustee Administration Department. Chemical Bank serves as trustee with respect to $50,000,000 aggregate principal amount of the Company's 8 5/8% Subordinated Notes due 1998, $125,000,000 aggregate principal amount of the Company's 8 1/4% Subordinated Notes due 2002 and $150,000,000 aggregate principal amount of the Company's 8 3/4% Subordinated Notes due 2004. The Company and certain of the Company's subsidiaries maintain deposit accounts and banking relations with the Trustee.

                         DESCRIPTION OF PREFERRED STOCK

General

         The following summary does not purport to be complete and is subject in all respects to applicable Virginia law, the Company's Restated Articles of Incorporation and Bylaws.

         The Company is authorized by its Restated Articles of Incorporation to issue 2,000,000 shares of Preferred Stock. Preferred Stock of the Company may be issued in series which may vary as to title and stated value, number of shares or fractional interests therein, and the dividend, liquidation, redemption, conversion, voting and other rights, the initial public offering price and whether interests in the Preferred Stock will be represented by Depositary Shares. The Board of Directors may fix such terms of any new series of Preferred Stock from time to time. The ability of the Board of Directors to issue Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers of holders of Common Stock and, under certain circumstances, may discourage an attempt by others to gain control of the Company. The Company may amend from time to time its Restated Articles of Incorporation to increase the number of authorized shares of preferred stock. Any such amendment would require the approval of the holders of a majority of the outstanding shares of Common Stock, and the approval of the holders of a majority of the outstanding shares of all series of preferred stock voting together as a single class without regard to series. As of the date of this Prospectus, the Company has no series of preferred stock outstanding.

         Pursuant to Crestar's Restated Articles of Incorporation, the Board of Directors has designated a series of 100,000 shares of Participating Cumulative Preferred Stock, Series C (the "Series C Preferred Stock"), no shares of which have been issued. The Series C Preferred Stock was created in connection with Crestar's shareholder rights plan. See "Description of Common Stock."

         The Prospectus Supplement relating to each series of the Preferred Stock will describe the following terms thereof:

                  (a)      title and stated value of such series;

                  (b)      the number of shares in such series;

                  (c) the dividend payment dates and the dividend rate or method of determination or calculation of such terms applicable to the series;

                  (d)      applicable redemption provisions, if any;

                  (e)      sinking fund or purchase fund provisions, if any;

                  (f) the fixed liquidation price and fixed liquidation premium, if any, applicable to the series;

                  (g) the rate or basis of exchange or conversion into other securities or method of determination thereof applicable to the series, if any;

                  (h)      the conversion rights, if any;

                  (i)      applicable voting rights; and

                  (j)      any other terms applicable thereto.

Redemption

         A series of the Preferred Stock may be redeemable, in whole or in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series.

         The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption shall specify the number of shares of such series of Preferred Stock which shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to any accrued and unpaid dividends thereon to the date of redemption. The redemption price may be payable in cash, capital stock or in cash received from the net proceeds of the issuance of capital stock of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Stock. If the redemption price is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such series may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuances are insufficient to pay in full the aggregate redemption price then due, the applicable shares of such series of Preferred Stock shall automatically and mandatorily be converted into shares of the applicable capital stock of the Company pursuant to conversion provisions specified in the Prospectus Supplement relating to such series of Preferred Stock.

         If fewer than all the outstanding shares of any series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the selection of the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors or a duly authorized committee thereof, or by any other method which may be determined by the Board of Directors or such committee to be equitable. From and after the date of redemption (unless default shall be made by the Company in providing for the payment of the redemption price), dividends shall cease to accrue on the shares of Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price) shall cease.

Conversion Rights

         The Prospectus Supplement for any series of Preferred Stock will state the terms, if any, on which shares of that series are convertible into shares of Common Stock or another series of preferred stock of the Company. As described under "Redemption" above, under certain circumstances, the Preferred Stock may be mandatorily converted into Common Stock or another series of preferred stock of the Company. The Preferred Stock will have no preemptive rights.

Dividend Rights

         The holders of the Preferred Stock of each series shall be entitled to receive, if and when declared payable by the Board of Directors, out of assets available therefor, dividends at, but not exceeding, the dividend rate for such series (which may be fixed or variable), payable at such intervals and on such dates as are provided in the resolution of the Board of Directors creating such series. If such intervals and dividend payment dates shall vary from time to time for such series, such resolution shall set forth the method by which such intervals and such dates shall be determined. Such dividends on Preferred Stock shall be paid before any dividends, other than a dividend payable in Common Stock of the Company, may be paid upon or set apart for any shares of capital stock ranking junior to the Preferred Stock in respect of dividends or liquidation rights (referred to in this Prospectus as "stock ranking junior to the Preferred Stock").

Voting Rights

         Except as indicated below or in the Prospectus Supplement relating to a particular series of Preferred Stock, or except as expressly required by the laws of the Commonwealth of Virginia or other applicable law, the holders of the Preferred Stock will not be entitled to vote. Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Stock, each such share will be entitled to one vote on matters on which holders of such series of the Preferred Stock are entitled to vote. However, as more fully described below under "- Depositary Shares," if the Company elects to issue Depositary Shares representing a fraction of a share of a series of Preferred Stock, each such Depositary Share will, in effect, be entitled to such fraction of a vote, rather than a full vote. Since each full share of any series of Preferred Stock shall be entitled to one vote, the voting power of such series, on matters on which holders of such series and holders of other series of preferred stock are entitled to vote as a single class, shall depend on the number of shares in such series, not the aggregate liquidation preference or initial offering price of the shares of such series of Preferred Stock.

         In addition to the foregoing voting rights, under the Virginia Stock Corporation Act as now in effect, the holders of Preferred Stock will have the voting rights set forth under "- General" above with respect to amendments to the Company's Restated Articles of Incorporation which would increase the number of authorized shares of preferred stock of the Company.

Liquidation Rights

         In the event of any liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock shall be entitled to receive, for each share thereof, the fixed liquidation or stated value for the respective series together in all cases with all dividends accrued or in arrears thereon, before any distribution of the assets shall be made to the holders of any stock ranking junior to the Preferred Stock. If the assets distributable among the holders of the Preferred Stock should be insufficient to permit the payment of the full preferential amounts fixed for all series, then the distribution shall be made among the holders of each series ratably in proportion to the full preferential amounts to which they are respectively entitled.

Depositary Shares

         General. The Company may, at its option, elect to offer fractional shares of Preferred Stock, rather than full shares of Preferred Stock. In the event such option is exercised, the Company will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below.

         The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least

$50,000,000 (the "Depositary Bank"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

         The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of Preferred Stock in accordance with the terms of the offering. If Depositary Shares are issued, copies of the forms of Deposit Agreement and Depositary Receipt will be incorporated by reference to the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such documents.

         Pending the preparation of definitive engraved Depositary Receipts, the Depositary Bank may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

         Dividends and Other Distributions. The Depositary Bank will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the number of such Depositary Shares owned by such holders.

         In the event of a distribution other than in cash, the Depositary Bank will distribute property received by it to the record holders of Depositary
Shares entitled thereto, unless the Depositary Bank determines that it is not feasible to make such distribution, in which case the Depositary Bank may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

         Redemption of Depositary Shares. If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary Bank resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary Bank. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Depositary Bank, the Depositary Bank will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary Bank.

         Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary Bank will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary Bank as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The Depositary Bank will endeavor, insofar as practicable, to vote the amount of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary Bank in order to enable the Depositary Bank to do so. The Depositary Bank may abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Preferred Stock.

     Amendment and Termination of the Depositary Agreement. The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary Bank. However, any amendment that materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Receipts.

         Charges of Depositary Bank. The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary Bank in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of Preferred Stock upon surrender of Depositary Receipts, as are expressly provided in the Deposit Agreement to be for their accounts.

         Miscellaneous. The Depositary Bank will forward to holders of Depository Receipts all reports and communications from the Company that are delivered to the Depositary Bank and that the Company is required to furnish to the holders of the Preferred Stock.

         Neither the Depositary Bank nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary Bank under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

         Resignation and Removal of Depositary Bank. The Depositary Bank may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary Bank, any such resignation or removal to take effect upon the appointment of a successor Depositary Bank and its acceptance of such appointment. Such successor Depositary Bank must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

         The Preferred Stock when issued and full consideration is received for such Preferred Stock will be fully paid and nonassessable.

                           DESCRIPTION OF COMMON STOCK

General

         The following summary does not purport to be complete and is subject in all respects to applicable Virginia law, the Company's Restated Articles of Incorporation and Bylaws, and the Rights Agreement dated June 23, 1989.

         The Company is authorized by its Restated Articles of Incorporation to issue 100,000,000 shares of Common Stock. The Company had 37,709,106 shares of Common Stock outstanding at September 30, 1995. Each share of Common Stock is entitled to one vote on all matters submitted to a vote of shareholders. Holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors of the Company out of funds legally available therefor. Dividends may be paid on the Common Stock only if all dividends on any outstanding Preferred Stock have been paid or provided for.

         The issued and outstanding shares of Common Stock are fully paid and nonassessable. Holders of Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments by the Company.

         In the event of the voluntary or involuntary dissolution, liquidation or winding up of the Company, holders of Common Stock are entitled to receive, pro rata, after satisfaction in full of the prior rights of creditors and holders of Preferred Stock, if any, all the remaining assets of the Company available for distribution.

         Directors are elected by a vote of the holders of Common Stock. Holders of Common Stock are not entitled to cumulative voting rights.

         Mellon Bank, N.A. acts as the transfer agent and registrar for the Common Stock.

Rights

         In 1989, pursuant to the Company's shareholder rights plan, the Company distributed as a dividend one Right for each outstanding share of Common Stock. Each Right entitles the holder to buy one one-thousandth of a share of Junior Preferred Stock at an exercise price of $115, subject to adjustment. The Rights will become exercisable only if a person or group acquires or announces a tender offer for 10% or more of the outstanding Common Stock. When exercisable, Crestar may issue a share of Common Stock in exchange for each Right other than those held by such person or group. If a person or group acquires 30% or more of the outstanding Common Stock, each Right will entitle the holder, other than the acquiring person, upon payment of the exercise price, to acquire Series C Preferred Stock or, at the option of the Company, Common Stock, having a value equal to twice the Right's exercise price. If Crestar is acquired in a merger or other business combination or if 50% of its earnings power is sold, each Right will entitle the holder, other than the acquiring person, to purchase securities of the surviving company having a market value equal to twice the exercise price of the Right. The Rights will expire on June 23, 1999, and may be redeemed by the Company at any time prior to the tenth day after an announcement that a 10% position has been acquired, unless such time period has been extended by the Board of Directors.

         Until such time as a person or group acquires or announces a tender offer for 10% or more of the Common Stock, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, and (ii) the surrender for transfer of any certificate for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. Rights may not be transferred, directly or indirectly (i) to any person or group that has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the Rights (an "Acquiring Person"); (ii) to any person in connection with a transaction in which such person becomes an Acquiring Person; or (iii) to any affiliate or associate of any such person. Any Right that is the subject of a purported transfer to any such person will be null and void.

         The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that acquires more than 10% of the outstanding shares of Common Stock of the Company if certain events thereafter occur without the Rights having been redeemed. However, the Rights should not interfere with any merger or other business combination approved by the Board of Directors and the shareholders because the Rights are redeemable under certain circumstances.

Virginia Stock Corporation Act

         The Virginia Stock Corporation Act contains provisions governing "Affiliated Transactions." These provisions, with several exceptions discussed below, require approval of material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares (an "Interested Shareholder") by the holders of at least two-thirds of the remaining voting shares. Affiliated Transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested

Shareholder, or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries which increases the percentage of voting shares owned beneficially by an Interested Shareholder by more than 5%.

         For three years following the time that an Interested Shareholder becomes an owner of 10% of the outstanding voting shares, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder without approval of two-thirds of the voting shares other than those shares beneficially owned by the Interested Shareholder, and majority approval of the "Disinterested Directors." A Disinterested Director means, with respect to a particular Interested Shareholder, a member of the Company's Board of Directors who was (1) a member on the date on which an Interested Shareholder became an Interested Shareholder and (2) recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the Board. At the expiration of the three year period, the statute requires approval of Affiliated Transactions by two-thirds of the voting shares other than those beneficially owned by the Interested Shareholder.

         The principal exceptions to the special voting requirement apply to transactions proposed after the three year period has expired and require either that the transaction be approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy the fair-price requirements of the statute. In general, the fair-price requirement provides that in a two-step acquisition transaction, the Interested Shareholder must pay the shareholders in the second step either the same amount of cash or the same amount and type of consideration paid to acquire the Virginia corporation's shares in the first step.

         None of the foregoing limitations and special voting requirements applies to a transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the Virginia corporation's Disinterested Directors.

         These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation can adopt an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. The Company has not "opted out" of the Affiliated Transactions provisions.

         Virginia law also provides that shares acquired in a transaction that would cause the acquiring person's voting strength to meet or exceed any of three thresholds (20%, 33 1/3% or 50%) have no voting rights unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of the Virginia corporation. This provision empowers an acquiring person to require the Virginia corporation to hold a special meeting of shareholders to consider the matter within 50 days of its request.

                              PLAN OF DISTRIBUTION

         The specific terms of the Offered Securities in respect of which this Prospectus is being delivered, such as, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, currency, denomination, maturity, priority, interest rate (which may be variable or fixed), time of payment of interest, terms for optional redemption or repayment or for sinking fund payments, terms for conversion into or exchange for Capital Securities or other Offered Securities, and the initial public offering price;
(ii) in the case of Preferred Stock, the specific title and stated value, number of shares or fractional interests therein, and the dividend, liquidation, redemption, conversion, voting and other rights, the initial public offering price, and whether interests in the Preferred Stock will be represented by Depositary Shares; (iii) in the case of Common Stock, the initial offering price; and (iv) in the case of all Offered Securities, whether such Offered Security will be offered separately or as a unit with other Offered Securities, will be set forth in a Prospectus Supplement. The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by the Prospectus Supplement.

         The Offered Securities may be sold for public offering to underwriters or dealers, which may be a group of underwriters represented by one or more managing underwriters, or through such firms or other firms acting alone or through dealers. The Offered Securities may also be sold through agents to investors. The names of any agents, dealers or managing underwriters, and of any underwriters, involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered and the applicable agent's commission, dealer's purchase price or underwriter's discount will be set forth in the Prospectus Supplement. The net proceeds to the Company from such sale will also be set forth in the Prospectus Supplement. Any underwriters, dealers or agents participating in the offering of Offered Securities may be deemed "underwriters" within the meaning of the Securities Act.

         Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

         If an underwriter or underwriters are utilized in the sale of the Offered Securities, the Company will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. The underwriter or underwriters with respect to an underwritten offering of Offered Securities will be set forth in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. If any underwriter or underwriters are utilized in the sale of the Offered Securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Offered Securities will be obligated to purchase all such Offered Securities if any are purchased. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered
Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Under such underwriting agreements, underwriters, dealers and agents who participate in the distribution of the Offered Securities, may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act or contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

         Certain of the underwriters and their affiliates may be customers of, engage in transactions with, and perform services for, the Company and its Subsidiaries and the Trustee in the ordinary course of business.

                                  LEGAL MATTERS

         The validity of the Securities offered hereby will be passed upon for the Company by Hunton & Williams, Richmond, Virginia, counsel for the Company. Gordon F. Rainey, Jr., a member of Crestar's Board of Directors, is a partner with Hunton & Williams.

                                     EXPERTS

         The consolidated financial statements of the Company incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 have been so incorporated in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1994 consolidated financial statements refers to a change in accounting for certain investments in debt and equity securities. To the extent that KPMG Peat Marwick LLP audit and report on future consolidated financial statements of the Company and consent to the use of their reports thereon, such future consolidated financial statements also will be incorporated by reference in the Registration Statement in reliance upon their reports and said authority.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

         Estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are as follows:

    Securities and Exchange Commission registration fee...............  $ 60,000
    Blue Sky fees and expenses........................................    20,000
    Legal fees........................................................   100,000
    Accounting fees...................................................    30,000
    Rating agency fees................................................   165,000
    Trustee fees......................................................    30,000
    Printing, engraving and postage expenses..........................    25,000
    Miscellaneous expenses ...........................................    10,000
                                                                        --------
            Total.....................................................  $440,000
                                                                        ========


Item 15.  Indemnification of Directors and Officers

         The  Company's   Restated  Articles  of  Incorporation   implement  the
provisions of the Virginia Stock Corporation Act, which provide for the indemnification of the Company's directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Under sections 13.1-697 and 13.1-702 of the Virginia Stock Corporation Act, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Company's Restated Articles of Incorporation require indemnification of directors and officers with respect to certain liabilities, expenses and other amounts imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. The Company also carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act. In addition, the Virginia Stock Corporation Act and the Company's Restated Articles of Incorporation eliminate the liability of a director or officer of the Company in a shareholder or derivative proceeding. This elimination of liability will not apply in the event of willful misconduct or a knowing violation of the criminal law or any federal or state securities law. Sections 13.1-692.1 and 13.1-696 to -704 of the Virginia Stock Corporation Act are hereby incorporated herein by reference.


Item 16.  Exhibits

1        --Proposed  Form of  Underwriting  Agreement  to be  entered  into between the Company and the Underwriters*
3.1      --Restated Articles of Incorporation  (incorporated  herein by reference to Exhibit 3(a) of the Company's Annual Report on Form 10-K for the year ended December 31, 1990)
3.2      --Amendment to Restated Articles of Incorporation dated May 13, 1993
              (incorporated herein by reference to Exhibit 3.2 of the Company's Registration Statement on Form S-3 No. 33-50387
3.3      --Bylaws  (incorporated herein by reference to Exhibit 3(b) of the
              Company's Annual Report on Form 10-K for the year ended December 31, 1992)

4.1     --Indenture between the Company and Chemical Bank (incorporated herein by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-3 No. 33-50387)
4.2     --Rights Agreement dated June 23, 1989 between the Company and Mellon
              Bank, N.A., as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K dated June 23, 1989)
4.3     --Proposed Form of Deposit Agreement to be entered into by the Company*
4.4     --Proposed Form of Deposit Receipt*
5       --Opinion of Hunton & Williams
12      --Statement re computation of Ratios
23.1    --Consent of KPMG Peat Marwick
23.2    --Consent of Hunton & Williams (included in Exhibit 5)
24      --Powers of Attorney of Directors and Officers of the Company (included on signature pages)
25      --Statement of Eligibility and Qualification on Form T-1 of Chemical
              Bank, as the Trustee, under the Trust Indenture Act of 1939 (incorporated herein by reference to the Company's Registration Statement on Form S-3 No. 33-50387)

--------------
*To be filed subsequent to the effectiveness of this Registration Statement and incorporated by reference pursuant to a Report on Form 8-K.


Item 17.  Undertakings

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the
         registration statement  or  any  material   change  to  such
         information   in  the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange

Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of a trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act of 1939.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on November 16, 1995.


                                CRESTAR FINANCIAL CORPORATION
                                        (Registrant)


                                By: /s/ Richard G. Tilghman
                                    -------------------------------
                                         Richard G. Tilghman
                                         Chairman of the Board and
                                            Chief Executive Officer

                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 16, 1995. Each of the directors and/or officers of Crestar Financial Corporation whose signature appears below hereby appoints John C. Clark, III, Lathan M. Ewers, Jr. and David M. Carter, and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Commission, any and all amendments, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable Crestar Financial Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

         Signature                                            Title

/s/ Richard G. Tilghman                      Chairman of the Board and Chief
--------------------------                   Executive Officer and Director
Richard G. Tilghman                          (Principal Executive Officer)


/s/ James M. Wells, III                      President and Director
--------------------------
James M. Wells, III


/s/ Richard F. Katchuk                       Corporate Executive Vice President
--------------------------                   and Chief Financial Officer
Richard F. Katchuk                           (Principal Financial Officer)


/s/ James D. Barr                            Group Executive Vice President,
--------------------------                   Controller and Treasurer
James D. Barr                                (Principal Accounting Officer)


--------------------------                   Director
Richard M. Bagley


--------------------------                   Director
J. Carter Fox

--------------------------                   Director
Bonnie Guiton Hill


/s/ Gene A. James                            Director
--------------------------
Gene A. James


/s/ H. Gordon Leggett, Jr.                   Director
--------------------------
H. Gordon Leggett, Jr.


--------------------------                   Director
Charles R. Longsworth



/s/ Patrick J. Maher                         Director
--------------------------
Patrick J. Maher


/s/ Frank E. McCarthy                        Director
--------------------------
Frank E. McCarthy


--------------------------                   Director
Paul D. Miller


--------------------------                   Director
G. Gilmer Minor, III


/s/ Gordon F. Rainey, Jr.                    Director
--------------------------
Gordon F. Rainey, Jr.


/s/ Frank S. Royal, M.D.                     Director
--------------------------
Frank S. Royal, M.D.


/s/ Eugene P. Trani                          Director
--------------------------
Eugene P. Trani


--------------------------                   Director
L. Dudley Walker


/s/ Karen Hastie Williams                    Director
--------------------------
Karen Hastie Williams

                                  EXHIBIT INDEX

                                                                                                    Sequentially
Exhibit                                                                                               Numbered
Number                                        Exhibit                                                   Page
1        --Proposed Form of Underwriting Agreement to be entered into between the Company and the Underwriters*
3.1       --Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3(a) of the  Company's  Annual  Report on Form 10-K for the
          year ended December 31, 1990)
3.2      --Amendment to Restated Articles of Incorporation dated May 13, 1993
          (incorporated herein by reference to Exhibit 3.2 of the Company's
          Registration Statement on Form S-3 No. 33-50387
3.3       --Bylaws  (incorporated  herein by  reference  to Exhibit  3(b) of the
          Company's  Annual Report on Form 10-K for the year ended  December 31,
          1992)
4.1      --Indenture between the Company and Chemical Bank (incorporated herein by reference to Exhibit 4.1 of the Company's
          Registration Statement on Form S-3 No. 33-50387)
4.2       --Rights  Agreement dated June 23, 1989 between the Company and Mellon
          Bank,  N.A.,  as Rights  Agent  (incorporated  herein by  reference to
          Exhibit 4.1 of the Company's Current Report on Form 8-K dated June 23,
          1989)
4.3      --Proposed Form of Deposit Agreement to be entered into
          by the Company*
4.4      --Proposed Form of Deposit Receipt*
5        --Opinion of Hunton & Williams
12       --Statement re computation of Ratios
23.1     --Consent of KPMG Peat Marwick
23.2     --Consent of Hunton & Williams (included in Exhibit 5)
24       --Powers of Attorney of Directors and Officers of the Company
          (included on signature pages)
25       --Statement of Eligibility and Qualification on Form T-1 of
          Chemical Bank, as the Trustee, under the Trust Indenture
          Act of 1939 (incorporated herein by reference to the
          Company's Registration Statement on Form S-3 No. 33-50387)

--------------
*To be filed subsequent to the effectiveness of this Registration Statement and incorporated by reference pursuant to a Report on Form 8-K.